EXHIBIT 16.1

June 10, 2016

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of the East West Bank Employees 401(k) Savings Plan dated January 25, 2016, as contained in the first paragraph of Item 4.01, the third paragraph of Item 4.01 and the fourth paragraph of Item 4.01, and are in agreement with those statements.

/s/ Crowe Horwath LLP
South Bend, Indiana